EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sprint Nextel Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-138548) and Form S-8 (No. 333-42077, No. 333-68737, No. 333-56938, No. 333-59124, No. 333-76783, No. 333-92809, No. 333-54108, No. 333-75664, No. 333-103691, No. 333-105244, No. 333-111956, No. 333-115621, No. 333-115607, No. 333-115609, No. 333-124189, No. 333-127426, No. 333-130277, and No. 333-142702) of Sprint Nextel Corporation of our report dated February 29, 2008, with respect to the consolidated balance sheets of Sprint Nextel Corporation and subsidiaries as of December 31, 2007 and 2006, the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Sprint Nextel Corporation.

Our report dated February 29, 2008 refers to a change in the method of quantifying errors in 2006 and the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.

/s/ KPMG LLP

McLean, Virginia

February 29, 2008